Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS
SECOND QUARTER RESULTS

Phoenix, AZ – July 18, 2005 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT) today reported its results for the three months and six months ended June 30, 2005.

Revenues for the second quarter of 2005 increased 15.5% to $798.3 million compared with $691.0 million for the corresponding quarter of 2004. The second quarter of 2005 includes $89.4 million of fuel surcharge revenue versus $40.6 million in 2004. Excluding this fuel surcharge revenue, revenues increased 9.0%. Net earnings were $29.8 million or 40 cents per share for the second quarter of 2005, compared to $34.6 million or 43 cents per share for the second quarter of 2004. The second quarter of 2005 results include a $507,000 noncash pre-tax expense for the increase in market value of interest rate derivative agreements while the second quarter of 2004 results include a $3.5 million noncash pre-tax benefit for the decrease in market value of interest rate derivative agreements. The Company’s net earnings per share prior to the adjustment for interest rate derivatives would have been 41 cents and 40 cents for the second quarters of 2005 and 2004, respectively.

For the six months ended June 30, 2005, the Company’s revenues increased 17.3% to $1.54 billion compared to $1.31 billion in 2004. The first six months of 2005 includes $155.8 million of fuel surcharge revenue versus $66.6 million in 2004. Excluding this fuel surcharge revenue, revenues increased 11.1%. Net earnings for the six months ended June 30, 2005 were $49.2 million or 67 cents per share, compared to $41.0 million or 49 cents per share, for the same period in 2004. The results for the six months ended June 30, 2005 and 2004 include a $1.3 million and $2.4 million, respectively, noncash pre-tax benefit for the reduction in market value of the interest rate derivative agreements. In addition, the 2005 results include a $4.4 million gain from the sale of real estate while the 2004 results include $3.9 million in expense for the cost of the Company’s voluntary early retirement program offset, in part, by a $2.4 million gain from the sale of real estate. Excluding the impacts on the first six months of 2005 and 2004 of interest rate derivative agreements, real estate sales gains, and early retirement program expense, net earnings in the first six months of 2005 and 2004, respectively, would have been $45.8 million or 62 cents per share versus $40.4 million or 49 cents per share.

Management believes the presentation of earnings (see the following Reconciliation Table) without the impact of the interest rate derivative agreements, the gains from the sale of real estate and the early retirement expense is useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements and the infrequent nature of the early retirement expense and real estate sales.

Jerry Moyes, Chairman and Chief Executive Officer, said, “Freight demand in the second quarter of this year was lower relative to a very strong second quarter of 2004. Volumes strengthened in June but are still below 2004 levels.”

Robert W. Cunningham, President and Chief Operating Officer, commented, “Our earnings of 67 cents per share for the first six months of 2005 indicate to us that we are moving in the right direction. We believe the organizational and operational changes we have recently implemented are part of an improving process that will yield long term benefits. We are united as a team and believe that our plan will continue to produce results that are increasingly favorable to our shareholders.”

Swift will hold a conference call with a slide presentation to discuss these results at 10:00 AM Eastern time on Tuesday, July 19, 2005. Investors with questions may dial in at 1-800-480-8614. For others, and to view a copy of the slide presentation, the conference call will be broadcast live on the Internet at http://www.earnings.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Forward-looking statement disclosure:

This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements include, but are not limited to, statements concerning long-term benefits of operational changes and our expectations of increasingly favorable results, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

As to Swift’s business and financial performance generally, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: an adverse determination by the FMSCA with respect to Swift’s safety rating and any resulting loss of customers or potential customers or material increase in insurance costs; excess capacity in the trucking industry; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers; seasonal factors such as harsh weather conditions that increase operating costs; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; the ability of Swift to continue to identify and combine acquisition candidates that will result in successful combinations; an unanticipated increase in the number of claims for which Swift is self insured; the potential impact of current litigation, regulatory issues or other government actions; competition from trucking, rail and intermodal competitors; and a significant reduction in or termination of Swift’s trucking services by a key customer.

A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.

Condensed, consolidated statements of earnings for the three and six months ended June 30, 2005 and 2004 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three months ended				Six months ended
	June 30,				June 30,
	2005		2004		2005		2004
Operating revenue	$798,255	100%	$691,032	100%	$1,540,873	100%	$1,313,406	100%
Operating expenses:
Salaries, wages and benefits	250,604	31.4	235,942	34.1	499,667	32.4	470,652	35.8
Operating supplies and expenses	71,190	8.9	63,335	9.2	138,335	9.0	130,270	9.9
Fuel	145,137	18.2	103,997	15.0	281,450	18.3	192,971	14.7
Purchased transportation	147,022	18.4	120,677	17.5	274,514	17.8	228,230	17.4
Rental expense	15,295	1.9	20,956	3.0	32,273	2.1	41,800	3.2
Insurance and claims	39,620	5.0	21,582	3.1	80,014	5.2	46,824	3.6
Depreciation and amortization	48,011	6.0	43,218	6.3	96,267	6.3	84,078	6.4
Communication and utilities	7,415	.9	7,368	1.1	15,680	1.0	15,164	1.2
Operating taxes and licenses	17,440	2.2	14,459	2.1	34,619	2.2	29,259	2.2

Total operating expenses	741,734	92.9	631,534	91.4	1,452,819	94.3	1,239,248	94.4

Operating income	56,521	7.1	59,498	8.6	88,054	5.7	74,158	5.6

Interest expense	7,900	1.0	1,465	.2	12,872	.8	7,471	.5
Interest income	(596)		(507)		(748)		(640)
Other (income) expense	392		3,800	.5	(4,775)	(.3)	2,251	.1

Earnings before income taxes	48,825	6.1	54,740	7.9	80,705	5.2	65,076	5.0
Income taxes	19,044	2.4	20,156	2.9	31,477	2.0	24,088	1.9

Net earnings	$29,781	3.7%	$34,584	5.0%	$49,228	3.2%	$40,988	3.1%

Diluted earnings per share	$.40		$.43		$.67		$.49

Shares used in per share calculations	73,746		80,935		73,619		82,964

Contact: Jerry Moyes, CEO, or Glynis Bryan, CFO of
Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Reconciliation Table
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net earnings	$29,781	$34,584	$49,228	$40,988

Adjustment to market value of interest derivative agreements	507	(3,502)	(1,308)	(2,424)
Real estate sales			(4,351)	(2,400)
Early retirement program expense				3,900

	30,288	31,082	43,569	40,064
Income tax effect	(198)	1,295	2,207	342

Adjusted net earnings	30,090	32,377	45,776	40,406

Shares used in per share calculations	73,746	80,935	73,619	82,964

Adjusted earnings per share	$.41	$.40	$.62	$.49

Operating Statistics
(Excluding Fuel Surcharge)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Total Miles *	501,966	480,522	994,759	927,661
Loaded Miles *	441,822	418,388	869,844	806,192
Trucking Revenue *	$691,902	$633,585	$1,353,652	$1,214,779
Revenue per Tractor per day	$608	$585	$598	$560
Revenue per loaded mile	$1.5660	$1.5143	$1.5562	$1.5068
Average Linehaul Tractors	17,776	16,924	17,815	16,936
Deadhead Percentage	11.98%	12.93%	12.56%	13.09%
Period End Linehaul Tractor Count Company	15,011	14,420	15,011	14,420
Owner Operator	3,617	3,631	3,617	3,631

Total	18,628	18,051	18,628	18,051

* In Thousands

Swift Transportation Co., Inc. and Subsidiaries

Selected Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2005	2004
Cash	$4,577	$28,245
Total Assets	$2,120,436	$2,030,158
Debt, capital leases and securitization	$625,327	$621,992
Total Liabilities	$1,320,969	$1,291,889
Equity	$799,467	$738,269

Selected Cash Flow Statement Data
(in thousands)

	Six months ended
	June 30,
	2005	2004
Net cash provided by operating activities	$146,229	$170,432

Capital Expenditures (net of disposal proceeds)	$(183,468)	$(95,871)
Other investing activities	1,426	1,057

Net cash used in investing activities	$(182,042)	$(94,814)

Purchase of treasury stock	$(0)	$(102,561)
Other financing activities	12,145	8,509

Net cash provided by (used in) financing activities	$12,145	$(94,052)